EXHIBIT 99.2

Midway Gold Reports the Retirement of a Director

November 11, 2011

Denver, Colorado – Midway Gold Corp. (TSX.V and NYSE Amex: MDW) (“Midway” or, the “Company”) announces that Mr. George T. Hawes will be retiring from the Company’s Board of Directors effective November 15, 2011.  His retirement will enable him to devote more time and attention to a new business venture.

Midway’s Board of Directors and management thank George for his many contributions to the formative years of Midway.  When George joined Midway in 2002, the Company had only one project and was a pure exploration company.  Through his input and guidance, the Company brought on strong geologic talent, raised capital, and proceeded to acquire other projects, including Spring Valley, Pan, Gold Rock, and Golden Eagle.  He was instrumental in negotiating the earn-in agreement with Barrick for Spring Valley, a potential world-class mine.

The Board will nominate a candidate to fill the position vacated by Mr. Hawes in the near future.

ON BEHALF OF THE BOARD
“Daniel E. Wolfus”
Daniel E. Wolfus, Director, Chairman and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders. For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Vice President of Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.